AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Restated Agreement”) entered into as of December 31, 2008 (the “Effective Date”) by and between PharmaNet Development Group, Inc., a Delaware corporation (the “Company”), and Jeffrey P. McMullen (the “Executive”).
     WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including (without limitation) proprietary processes, sales methods and techniques, and other like confidential business and technical information, including, but not limited to, technical information, design systems, proprietary assays, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Services defined below, information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Confidential Information (as defined below) and information about the Company’s employees, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment with the Company;
     WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with suppliers and Clients (as defined below), actual and prospective;
     WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of his employment with the Company and for a reasonable period of time following such termination of employment;
     WHEREAS, the Executive and the Company are currently parties to that certain Employment Agreement dated June 30, 2006 and effective as of December 31, 2005 (the “Previous Employment Agreement”) and desire to amend and restate the terms and conditions of the Previous Employment Agreement so as to (i) bring those terms and conditions into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations thereunder and (ii) effect certain modifications to the Executive’s rights in connection with a change in control of the Company and to continue Executive’s employment with the Company upon those amended and restated terms and conditions for an additional three (3)-year term;
     WHEREAS, the Company desires to continue the Executive in its employ and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to continue such employment and render such services, all upon and subject to the terms and conditions contained in this Restated Agreement; and

     WHEREAS by executing this Restated Agreement, the Executive and the Company hereby agree that this Restated Agreement shall supersede the prior employment arrangement or severance benefits set forth in the Previous Employment Agreement or any other earlier agreements referred to therein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Restated Agreement, and intending to be legally bound, the Company and the Executive hereby agree as follows:
     1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he (a) is not subject to any written nonsolicitation or noncompetition agreement affecting his employment with the Company (other than the Previous Employment Agreement, which will be of no further force or effect), (b) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than the Previous Employment Agreement), and (c) has not brought to the Company any trade secrets, confidential business information, documents or other personal property of a prior employer.
     2. Term of Employment.
          (a) Term. Subject to Section 6 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, pursuant to the terms of this Restated Agreement for a period commencing on the Effective Date and ending December 31, 2011 (the “Employment Term”).
          (b) Continuing Effect. Notwithstanding any termination of the Executive’s employment, at the end of the Employment Term or otherwise, the provisions of Sections 7 and 8 of this Restated Agreement shall remain in full force and effect, and the provisions of Section 8 of this Restated Agreement shall be binding upon the legal representatives, successors and assigns of the Executive.
     3. Duties.
          (a) General Duties. The Executive shall continue to serve as President and Chief Executive Officer of the Company and of PharmaNet, Inc. and PharmaNet, LLC (collectively, “PharmaNet”), with the duties and responsibilities that are customary for such positions. The Executive may at an appropriate time, with the approval of the Company’s Board of Directors (the “Board”) resign as President and Chief Executive Officer of PharmaNet without affecting any of his benefits or other duties under this Restated Agreement. The Executive shall report directly to the Board. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Restated Agreement competently, carefully and faithfully. In addition, Executive may be required to execute and deliver to the Company, on a timely basis, quarterly certifications or sub-certifications in order to permit the Company to comply with its reporting obligations, including those under the Sarbanes-Oxley Act of 2002.

          (b) Devotion of Time. The Executive shall devote the amount of time and attention to the business and affairs of the Company that are reasonably necessary to competently perform his duties. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services (with or without compensation) for, any other persons, business or organization without the prior consent of the Board. Notwithstanding the foregoing, the Executive shall be permitted, subject to the first sentence of this Section 3(b) and Sections 7, 8, 9 and 10 hereof, to (i) serve on corporate, advisory, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments.
          (c) Location of Office. The Executive’s principal business office shall be at the Company’s current headquarters in Princeton, New Jersey, as such location may be changed from time to time by the senior management of the Company; provided, however, that the Executive’s job responsibilities as set forth in this Section 3 shall include all business travel reasonably necessary to the performance of such responsibilities.
          (d) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented insider information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any agreements generally distributed by the Company or to its employees requiring such employees to abide by its insider information policies and shall continue to be bound by any such agreements to which the Executive is currently a party.
     4. Compensation and Expenses.
          (a) Annual Base Salary. For the services of the Executive to be rendered under this Restated Agreement during the remainder of the Employment Term, the Company shall pay the Executive an annual base salary of $743,312 (“Annual Base Salary”), effective as of January 1, 2008. Such Annual Base Salary shall be increased as of December 31 of each year during the remainder of the Employment Term, with the first such annual increase to be effected as of December 31, 2009, by the greater of (i) 4% of the rate of Annual Base Salary then in effect for the Executive and (ii) the amount determined by the Compensation Committee of the Board (the “Compensation Committee”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices for salaried employees, subject to the Company’s collection of all applicable withholding taxes.
          (b) Annual Cash Bonus. In addition to any other compensation received pursuant to this Restated Agreement and subject to continued employment at the end of each calendar year within the Employment Term, the Executive shall receive a bonus in an amount set each year by the Compensation Committee. Each annual bonus payment to which the Executive becomes entitled hereunder shall be made on or before March 15 of the calendar year immediately following the calendar year for which such bonus is earned or as soon after such date as is administratively practicable, but in no event shall such payment be made prior to the first day of the calendar year next succeeding the calendar for which that bonus is earned or later than the last day of that succeeding calendar year. Each such bonus payment shall be subject to the Company’s collection of the applicable withholding taxes.
          (c) Long-Term Incentive. The Executive shall be eligible to receive equity incentive awards covering shares of the Company’s common stock (the “Common Stock”) on an annual basis throughout the Employment Term. The equity incentives awarded pursuant to this Section 4(c) shall be granted in accordance with the terms and conditions of the Company’s standard form of award agreement and the applicable equity incentive plan.
          (d) Expenses. In addition to any compensation paid to the Executive pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for all first class travel, entertainment, professional dues and miscellaneous expenses incurred in connection with the performance of his duties under this Restated Agreement. The Executive must submit appropriate receipts and documentation for each such reimbursable expense within sixty (60) days following the later of (i) the incurrence of that expense or (ii) the receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within thirty (30) business days thereafter.
          (e) Perquisites. The Executive shall be entitled to perquisites selected by him, up to a limit of $32,500 per each calendar year during the Employment Term. Any reimbursement provided to the Executive with respect to those perquisites shall be subject to the following terms and conditions: (i) the Executive must submit appropriate receipts and documentation for each such reimbursable expense within sixty (60) days after the later or (x) the incurrence of that expense or (y) the receipt of the invoice or billing statement for such expense and (ii) the Company shall provide the Executive with the requisite reimbursement within thirty (30) business days thereafter. In addition, the Company shall pay the Executive an additional amount (the “Tax Supplement”) equal to the income taxes incurred as a result of the perquisites provided, or the expenses reimbursed, under this Section 4(e) based on an effective tax rate of 35%, plus the applicable federal, state and local taxes on the entire payment, in order to provide the Executive with net after-tax proceeds equal to the federal income taxes, based on 35% marginal tax rate, attributable to those taxable perquisites. Each such Tax Supplement to which the Executive becomes entitled under this Section 4(e) shall be paid on or before March 15 of the calendar year immediately following the calendar year in which the perquisites generating that Tax Supplement were paid or provided or as soon after such date as is administratively practicable, but in no event shall such Tax Supplement be paid prior to the first day of the calendar year next succeeding the calendar for which the related perquisites were paid or provided or later than the last day of that succeeding calendar year. Benefits generally available to all other employees of the Company shall not be deemed perquisites for purposes of this Section 4(d).
          (f) Conditions to Reimbursement. Any amounts to which the Executive becomes entitled pursuant to this Section 4 (whether by way of reimbursement or in-kind benefits) in each calendar year within the Employment Term or any other reimbursement to which the Executive becomes entitled pursuant to the provisions of this Restated Agreement during such calendar year shall not reduce the amounts (or in-kind benefits) to which the Executive may become entitled hereunder in any other calendar year within the Employment Term. In no event, however, will any expense be reimbursed after the close of the calendar year following the calendar year in which that expense was incurred. In addition, none of the Executive’s rights to reimbursement or in-kind benefits hereunder may be liquidated or exchanged for any other benefit.
     5. Benefits.
          (a) Vacation. During each complete calendar year of employment within the Employment Term, the Executive shall be entitled to twenty (25) business days of vacation without loss of compensation or other benefits to which he is entitled under this Restated Agreement, with such vacation to be taken at such times as the Executive may select and the affairs of the Company may permit. Such vacation accrual shall be pro-rated for any partial calendar year within the Employment Term.
          (b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), medical insurance, disability insurance, life insurance or other employee benefit plan that is maintained by the Company or PharmaNet for its senior management, including reimbursement of membership fees in professional organizations, subject to the eligibility requirements of those specific plans.
          (c) Insurance. The Company shall pay all insurance premiums and other costs in connection with the insurance or benefit programs referred to in Section 5(b) in which the Executive participates, except to the extent any benefit program is funded by deferrals from the Executive’s compensation. All such insurance premiums or other coverage costs payable by the Company shall be paid by the Company within thirty (30) business days after the due date, and the amount of premiums or coverage costs paid by the Company in any one calendar year during the Employment Term shall not affect the amount of premiums or coverage costs payable by the Company in any other calendar year.
          (d) Death Benefit. In the event of the Executive’s death prior to the end of the Employment Term, the Executive’s estate or his designated beneficiary shall be entitled to receive the Executive’s Annual Base Salary for the balance of the Employment Term, with such balance to be paid in a series of successive equal installments over that period in accordance with the Company’s normal payroll practices for salaried employees, with the first such installment to be paid within sixty (60) days after the date of his death.
     6. Termination.
          (a) Death or Disability.
          (i) Except as otherwise expressly provided herein, this Restated Agreement and the employment relationship created hereby shall automatically terminate without act by any party upon the Executive’s death or Disability (as defined below). In the event that the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay the following amounts to the Executive or his estate: (i) any accrued but unpaid base salary for services rendered to the date of termination, (ii) any accrued but unpaid expenses required to be reimbursed under this Restated Agreement, (iii) any vacation accrued to the date of termination, (iv) any earned but unpaid bonuses for any prior period and (v) his annual bonus for the year in which his death or Disability occurs, prorated to the date of termination (to the extent it can be calculated), with each such payment to be made on the date of the Executive’s Separation from Service in connection with such termination of employment or as soon as administratively practicable thereafter, but in no event later than the later of (x) the last day of the calendar year in which the date of the Executive’s Separation from Service occurs or (y) the fifteenth day of the third calendar month following the date of such Separation from Service, but only to the extent that each such payment can be made at that time without contravention of any applicable Code Section 409A deferral requirements. To the extent that any restricted stock units (“RSUs”) or other equity securities vest upon the Executive’s death or Disability in accordance with the terms of the agreements evidencing those securities, the underlying shares of Common Stock shall be issued on the applicable date or dates set forth for those shares in such agreements. All such share issuances shall be subject to the Company’s collection of the applicable withholding taxes. The Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of such termination of employment to exercise all such previously granted options or stock appreciation rights, provided that in no event shall any option or stock appreciation rights be exercisable beyond its maximum ten (10) year or shorter term.
          (ii) Additionally, if the Executive’s employment is terminated because of Disability, the Executive shall be entitled to the following benefits:
               (1) Provided the Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to their COBRA rights, the Company shall reimburse the Executive for the costs the Executive incurs to obtain such continued coverage (collectively, the “Coverage Costs”), to the extent those Coverage Costs exceed the amount payable at that time by a similarly-situated active employee for the same level of coverage, until the earlier of (x) twelve (12) months after the Effective Date of Termination due to such Disability or (y) the first date on which the Executive is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. In order to obtain reimbursement for the reimbursable portion of those Coverage Costs, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Executive for the reimbursable portion of that payment. To the extent the Executive incurs any other medical care expenses reimbursable pursuant to the coverage obtained hereunder, the Executive shall submit appropriate evidence of each such expense to the plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Executive’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. As a condition to the foregoing medical care coverage, the Executive hereby agrees to provide prompt written notice to the Company of any medical care coverage to which he becomes entitled under another employer’s health benefit plan.
          (iii) The Executive shall also be entitled to continued coverage, for a period of twelve (12) months following the Effective Date of Termination due to such Disability, under the Company’s employee group term life insurance and disability insurance plans at the level in effect for the Executive on the Effective Date of Termination. The Company shall pay to the applicable insurance companies, on a monthly basis prior to the last day of each month during such twelve (12)-month period, the amount by which the aggregate premium required to provide Executive with such coverage for the month exceeds the monthly amount that a similarly-situated active employee is required to pay in order to obtain such coverage, as measured as of the Effective Date of Termination (the “Monthly Benefit Payments”); provided, however, that the Company’s obligation to make such Monthly Benefit Payments shall cease in the event Executive fails to pay his portion of the aggregate monthly premium for such coverage. Except to the extent a later payment date is otherwise required pursuant to Section 11 of this Restated Agreement, the Company shall make the initial Monthly Benefit Payment within the sixty (60)-day period measured from the date of the Executive’s Separation from Service due to such Disability. Each Monthly Benefit Payment shall be treated as a right to a separate payment for purposes of Code Section 409A and shall constitute taxable income to Executive, subject to applicable withholding taxes..
          (b) Termination for Cause or Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Restated Agreement at any time for Cause (as defined below) by giving written notice of such termination. The Executive shall have ten (10) days from the date of such notice to provide the Board with evidence that the Company is mistaken as to Cause and that the Executive’s behavior does not meet the criteria for Cause. During such ten (10) day period, the Executive shall be suspended without pay; provided, however, that if his employment is reinstated, then the Executive shall be paid for such ten (10)-day period or if the termination is upheld, the Effective Date of Termination shall be deemed to be the date on which the Executive received the written notice of such termination. Upon any such termination for Cause or upon the Executive termination of his employment with the Company other by reason of a Resignation for Good Reason, the Executive shall have no right to compensation or reimbursement under Section 4 (except for any unpaid compensation earned or any reimbursable expenses incurred through the Effective Date of Termination, which shall be paid or reimbursed at that time to the extent not otherwise in contravention of any applicable Code Section 409A requirements) and shall not participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided by law.

          (c) Termination Without Cause or Resignation for Good Reason. The Company may, in its sole discretion, terminate the Executive’s employment without Cause at any time upon written notice to the Executive. The Executive may, in his sole discretion, terminate his employment with the Company (other than by reason of a Resignation for Good Reason) at any time upon written notice to the Company. The Executive shall also have the right to terminate his employment through a Resignation for Good Reason in accordance with the requirements for such termination set forth in Section 6(g) below. Upon the Effective Date of Termination resulting from any of the foregoing termination events, the Executive shall cease to have any further right to compensation or reimbursement under Section 4 (except for any unpaid compensation earned or any reimbursable expenses incurred through the Effective Date of Termination, which shall be paid or reimbursed at that time to the extent not otherwise in contravention of any applicable Code Section 409A deferral requirement) and shall not participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided for by law. In addition, in the event the Executive’s employment is terminated by the Company for any reason other than Cause, death or Disability or if the Executive’s employment terminates by reason of a Resignation for Good Reason, the Executive shall be entitled to the following severance benefits:
          (i) The Executive shall be entitled to a lump sum cash severance payment (the “Cash Severance Payment”) in an amount equal to three (3) times the rate of Annual Base Salary in effect for him on the Effective Date of Termination. The Cash Severance Payment shall be made to the Executive on the date of his Separation from Service in connection with such termination of employment or resignation or as soon as administratively practicable thereafter, but in no event later than the later of (x) the last day of the calendar year in which the date of the Executive’s Separation from Service occurs or (y) the fifteenth day of the third calendar month following the date of such Separation from Service, subject, however, to any further deferral required pursuant to Section 11 of this Restated Agreement. The Cash Severance Payment shall be subject to the Company’s collection of the applicable withholding taxes, and the Executive shall only be paid the net amount remaining after such withholding taxes have been collected.
          (ii) All of Executive’s outstanding RSUs and other unvested equity awards shall vest immediately upon such termination or resignation. To the extent any such equity awards are stock options, each of those options shall remain exercisable for the underlying shares of Common Stock until the expiration or sooner termination of that option in accordance with the terms of the applicable stock option agreement. With respect to such RSUs, the shares of Common Stock underlying each such RSU award shall be issued at the time or times specified in the applicable award agreement, subject to any required deferral pursuant to the provisions of Section 11 of this Restated Agreement. All such share issuances or option exercises shall be subject to the Company’s collection of the applicable withholding taxes.
          (d) Parachute Payments.
          (i) In the event that any payments or benefits to which Executive becomes entitled in accordance with the provisions of this Restated Agreement (or any other agreement with the Company or other member of the Employer Group, as defined below) would otherwise constitute a parachute payment under Section 280G(b)(2) of the Code, then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Code on the payments and benefits provided the Executive under this Restated Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company).
          (ii) Should a reduction in benefits be required to satisfy the benefit limit of Section 6(d)(i), then the portion of any parachute payment otherwise payable in cash to the Executive shall be reduced to the extent necessary to comply with such benefit limit, with such reduction to be applied first to the lump sum Cash Severance Payment and then (if applicable) pro-rata to each Monthly Benefit Payment but without any change in the payment dates. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive’s options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made.
          (iii) In the event there is any disagreement between the Executive and the Company as to whether one or more payments or benefits to which the Executive becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:
               a. In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.
               b. In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the independent registered public accounting firm (the “Independent Auditors”) selected and paid for by the Company. The resolution reached by the Independent Auditors will be final and controlling; provided, however, that if in the judgment of the Independent Auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the Independent Auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the preparation and submission of the ruling request shall be shared equally by the Executive and the Company.

               c. In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the Independent Auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by the Executive and the Company.
               d. All determinations required of the Independent Auditors or third-party appraiser shall be completed on or before the later of (i) the last day of the calendar year in which the transaction triggering the parachute payment is effected or (ii) the fifteenth day of the third calendar month following such effective date.
          (e) Deferred Compensation Arrangements. Notwithstanding any provision to the contrary in this Restated Agreement, to the extent the Executive is, at the time of his Separation from Service, participating in one or more deferred compensation arrangements subject to Code Section 409A, the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Restated Agreement shall be deemed to modify or alter those terms and conditions.
          (f) Withholding Taxes. Each payment or benefit provided pursuant to this Section 6 shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes and any taxes required to be withheld under Section 4999 of the Code, and the Executive shall only receive the net amount of each payment or benefit that remains after such withholding taxes have been collected.
          (g) Certain Definitions. For purpose of this Restated Agreement, the following definitions shall be in effect:
               “Cause” means that the Executive has: (i) been convicted of a felony involving any subject matter; (ii) been charged with a felony relating to the business of the Company; (iii) been convicted of a misdemeanor directly involving the Executive’s employment that directly affects the business of the Company; (iv) been found after an internal investigation to have engaged in sexual misconduct which is related to the Executive’s employment or the business of the Company and/or violated the Company’s sexual harassment policy; (v) in carrying out his duties hereunder, acted with gross negligence or intentional misconduct resulting, in either case, in harm to the Company; (vi) misappropriated Company funds or otherwise defrauded the Company; (vii) breached his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (viii) been found to have committed any act or failed to take any action which results in the Common Stock being delisted for trading on its principal trading market or exchange; (ix) been convicted of illegal possession or illegal use of a controlled substance; (x) engaged in chronic drinking or the use of illegal drugs, chemicals or controlled substances or the abuse of otherwise legal drugs or chemicals or controlled substances that affects the performance of his duties as reasonably determined by the Company; (xi) failed or refused to cooperate in any official investigation conducted by or on behalf of the Company; (xii) materially breached any provision of this Restated Agreement, including Section 3(d) herein, and failed to cure such breach after notice thereof and a reasonable cure period (if such breach is of the nature that it can be cured); (xiii) intentionally or willfully failed to comply with the reasonable directives of the Board; (xiv) committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Company to restate its financial statements for a completed fiscal period after having filed such financial statements with the Securities and Exchange Commission; or (xv) been found by a court, the Securities and Exchange Commission or any state governmental authority which regulates or enforces such state’s securities laws, in a final determination, to have violated any applicable securities laws, whether such finding was after a hearing or trial or on consent without admitting or denying any allegations of wrongdoing.
               “Disability” or “Disabled” means any physical, mental or emotional incapacity, resulting from injury, sickness or disease, as determined by the Executive’s physician (or his guardian), that makes the Executive incapable, for a period of sixty (60) consecutive days or ninety (90) aggregate days in any twelve (12)-month period, of substantially fulfilling the duties set forth for him in Section 3 (which shall require full-time employment).
               “Effective Date of Termination” means, with respect to any purported termination of the Executive’s employment, (i) if the Executive’s employment terminates by reason of his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which Executive is determined to be Disabled in accordance with the definitional provisions of this Restated Agreement, as such date is specified in the Notice of Termination and (iv) if Executive terminates his or her employment through a Resignation for Good Reason or otherwise voluntarily terminates his employment, the date specified in the Notice of Termination.
               “Employee” means an individual who remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
               “Employer Group” means the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
          “Resignation for Good Reason” means the Executive’s resignation from his employment with the Company by reason of either of the following events: (A) the Company materially breaches any of the terms or provisions of this Restated Agreement and fails to cure that breach within ten (10) days after the Executive delivers written notice to the Board identifying the alleged breach with specificity; or (B) the Executive, with or without a change in title or formal corporate action, no longer exercises substantially all of the duties and responsibilities and no longer possess substantially all of the authority set forth in Section 3 of this Restated Agreement, other than in connection with a voluntary resignation by the Executive as President and Chief Executive Officer of PharmaNet; provided, however, that a Resignation for Good Reason shall only be deemed to occur for purposes of this Restated Agreement if the Executive resigns from his employment with the Company within thirty (30) days following the occurrence of the event constituting Good Reason under clause (A) or (B). A resignation that occurs after the expiration of the applicable thirty (30) day period shall not be deemed a Resignation for Good Reason.
               “Separation from Service” means the Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of bona fide services the Executive is to render as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which the Executive has been in Employee status). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Internal Revenue Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive is provided with a right to reemployment with the Company by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
     7. Non-Competition Agreement.
          (a) Competition with the Company. Until termination of his employment and for a period of two (2) years after the Effective Date of Termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity (any of the foregoing, an “Affiliated Entity”) shall not act as an executive officer or provide Services to any entity which competes with the Company, within any metropolitan area in the United States or elsewhere in which the Company or any of its other subsidiaries (collectively, the “Affiliates”), if applicable, is then engaged in the offer and sale of competitive Services (the “Prohibited Business”); provided, however, that the foregoing shall not prohibit Executive from owning up to five percent (5%) of the securities of any publicly-traded enterprise that engages in the Prohibited Business provided the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise. In addition, the Executive may not, directly or indirectly, including through any Affiliated Entity, obtain employment with or perform services for any Client (as defined below) of the Company, unless approved by the Board, during the period commencing on the Effective Date of Termination and continuing for twelve (12) months thereafter.
          (b) Solicitation of Clients. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not seek Prohibited Business from any Client on behalf of any enterprise or business other than the Company, refer Prohibited Business generated from any Client to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, enterprise or business other than the Company. For purposes of this Agreement, the term “Client” means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided Services in excess of $100,000 during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or (ii) who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000.
          (c) Solicitation of Employees. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not solicit, hire or contact any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company.
          (d) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7; provided, however, that at the Company’s option, after the Effective Date of Termination, the Company may engage the Executive as a consultant at an annual consulting fee of $50,000 (which shall entitle the Company to receive no more than twenty (20) hours per month in consulting services from the Executive) and provide the Executive with office space and secretarial services, at any office location of the Company (or any subsidiary) selected by the Executive, during such time that Executive is a consultant of the Company (collectively, “Office Services”), subject to the applicable deferral requirements of Section 11 of this Restated Agreement, with each such monthly provision of such Office Services to the Executive to be treated as a separate payment to him for purposes of Code Section 409A. However, nothing in this Section 7(d) shall be interpreted as to require the Executive to accept any such consulting position with the Company.
          (e) References. References to the Company in this Section 7 shall include the Company’s Affiliates.

     8. Non-Disclosure of Confidential Information.
          (a) Confidential Information. “Confidential Information” includes, but is not limited to, trade secrets (as defined by the common law and statute in Florida or New Jersey or any future Florida or New Jersey statute), processes, policies, procedures, techniques (including recruiting techniques), designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services, the Company’s budgets and strategic plans, and the identity and special needs of Clients, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of Clients and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of Clients who are the persons with whom the Company’s employees and agents communicate in the ordinary course of business. However, for purposes of this Restated Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Company) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company. As used herein, the term “Services” shall include the providing of clinical trials management services and other services engaged in by the Company during the Employment Term.
          (b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and, as a consequence, the Executive agrees to the restrictions contained in this Restated Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information, (iii) substantial relationships with specific prospective or existing Clients or clients, (iv) Client goodwill associated with the Company’s business and (v) specialized training relating to the Services and the Company’s technology, methods and procedures.
          (c) Confidentiality. The Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment with the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Executive shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral.

The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its Clients, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Restated Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company (excluding the Executive, if applicable).
          (d) References to the Company in this Section 8 shall include the Company’s Affiliates.
     9. Equitable Relief.
          (a) The Company and the Executive recognize that the services to be rendered under this Restated Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Restated Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below to enjoin the Executive from breaching the provisions of Section 7 or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.
          (b) Any action must be commenced in Mercer County, New Jersey. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.
     10. Conflicts of Interest. Except as otherwise set forth in Section 7(a), while employed by the Company, the Executive shall not, directly or indirectly, unless approved by the Board:

          (a) participate as an individual in any way in the benefits of transactions with any of Company’s suppliers or Clients, including, without limitation, having a financial interest in the Company’s suppliers or Clients, or making loans to, or receiving loans from, the Company’s suppliers or Clients;
          (b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or
          (c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity that does business with the Company. As used in Section 10(a), (b) or (c), references to the Company also includes its Affiliates.
     11. Delayed Commencement Date. The following provisions shall be applicable to all payments and benefits to which the Executive becomes entitled under Section 6 or 7(d) of this Restated Agreement:
          (a) Notwithstanding any provision to the contrary in this Restated Agreement (other than Sections 11(b) and 11(c) below), no payments or benefits to which the Executive becomes entitled in accordance with Section 6 (other than the reimbursement of Coverage Costs during the applicable period of COBRA coverage) or Section 7(d) shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” under Code Section 409A at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 11(a) shall be paid to the Executive in a lump sum, and any remaining payments or benefits due under this Restated Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.
          (b) The holdback provisions of Section 11(a) shall not be applicable to any Monthly Benefit Payments otherwise payable to Executive under Section 6(c) during the six (6)-month period measured from Executive’s Separation from Service, to the extent the aggregate amount of the Monthly Benefit Payments for that period does not exceed the applicable dollar amount in effect under Section 402(g)(1)(B) of the Code for the calendar year in which the Executive’s Separation form Service occurs. However, to the extent the Monthly Benefit Payment payable by the Company for each month within that six (6) month period would otherwise exceed one-sixth of the applicable Code Section 402(g)(1)(B) dollar amount, Executive shall pay that excess portion of the Monthly Benefit Payment to the applicable insurance companies, and the Company shall reimburse Executive for those payments upon the expiration of the holdback period.
          (c) The holdback provisions of Section 11(a) shall not be applicable to any Office Services provided the Executive pursuant to Section 7(d) of this Restated Agreement during the six (6)-month period measured from the date of his Separation from Service, to the extent that the monthly rental value of the provided office and the monthly cost of the provided secretarial support (based on the monthly cost of the compensation and employee benefits provided by the Company to such support assistant and pro-rated to the extent such secretarial support is shared with one or more other individuals) for that period would not otherwise, when added to the Monthly Benefit Payments (if any) for the same six (6)-month period, exceed in the aggregate the dollar limit in effect under Section 402(g)(1)(B) of the Code for the year in which the Executive’s Separation from Service occurs. To the extent that the aggregate monthly rental value of such office and the monthly cost of such secretarial support exceeds such limit during that six (6)-month period, the Executive shall pay to the Company, on the start date of each monthly interval within that six (6)-month period, a dollar amount equal to the amount by which the rental value of such office and the cost of such secretarial support for that interval exceeds the amount by which one-sixth of the applicable Section 402(g)(1)(B) limit exceeds the Monthly Benefit Payment (if any) for that month. Upon the expiration of the hold-back period, all payments made by the Executive to the Company pursuant to this Section 11(d) shall be reimbursed to Executive in a lump sum payment.
     12. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (a) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the Effective Date of Termination or expiration of such employment with the Company and (b) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (x) it was made with the Company’s equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.
     13. Indebtedness. If, during the course of the Executive’s employment under this Restated Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive; provided, however, that no such set off shall be made to the extent it would otherwise result in an impermissible payment or reduction of deferred compensation under Section 409A of the Code.

     14. Board of Directors. At all annual meetings of the Company’s stockholders, the Company shall take all required actions to have the Executive elected or appointed to the Board. The Company hereby agrees that it shall take all commercially reasonable actions (a) to nominate the Executive for election to the Board at the Company’s meetings of stockholders during the Employment Term and (b) have the Executive elected by the Company’s stockholders to the Board.
     15. Assignability. The rights and obligations of the Company under this Restated Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities (via merger or otherwise) or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.
     16. Severability.
          (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Restated Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Restated Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Restated Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Restated Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Restated Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Restated Agreement.
          (b) If any provision of this Restated Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Restated Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Restated Agreement shall be valid and binding and of like effect as though such provision were not included and the invalid or unenforceable provision shall be substituted with a provision which most closely approximates the intent and the economic effect of the invalid or unenforceable provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.
     17. Notices and Addresses. All notices, offers, acceptance and any other acts under this Restated Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

To the Company:	PharmaNet Development Group, Inc. c/o Mr. Arnold Golieb

To the Executive:	Mr. Jeffery P. McMullen c/o PharmaNet Development Group, Inc. 504 Carnegie Center Princeton, NJ 08540-6242 Facsimile: (609) 951-6821
or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.
     18. Counterparts. This Restated Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Restated Agreement may be by actual or facsimile signature.
     19. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Restated Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Restated Agreement, each party shall be responsible for its own attorney’s fee, costs and expenses.
     20. Governing Law. This Restated Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.
     21. Entire Agreement. This Restated Agreement, together with any documents evidencing any RSUs or other equity awards made by the Company to the Executive or any Code Section 409A arrangements to which the Executive and the Company are parties, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Restated Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.
     22. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Restated Agreement and to fulfill the obligations of the parties hereunder.

     23. Section and Paragraph Headings. The section and paragraph headings in this Restated Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Restated Agreement.
     24. Previous Employment Agreement. Upon execution of this Restated Agreement by the Company and the Executive, the Previous Employment Agreement currently in effect between the Company and the Executive shall immediately terminate, and neither party shall have any continuing obligations to the other under the Previous Employment Agreement.
     25. Section 409A Compliance To the extent there is any ambiguity as to whether any provision of this Restated Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

PHARMANET DEVELOPMENT GROUP, INC.
By:	/s/ John P. Hamill
Title: EVP and CFO

By:	/s/ David M. Olivier
Title: Chairman of the Compensation Committee

Dated: December 16, 2008

EXECUTIVE:
/s/ Jeffrey P. McMullen
Jeffrey P. McMullen

Dated: December 16, 2008

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